BLINK LICENSE AGREEMENT

EXECUTION VERSION

This Blink License Agreement (this “Agreement”) is entered into as of March 13, 2012, to be effective on the Effective Date (as defined below), by and between ECOtality, Inc., a Nevada corporation (“Licensor”), and ABB Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Affiliates of either Party shall be referred to herein as “Affiliates,” with ABB and its Affiliates referred to herein as the “ABB Group.”

TABLE OF CONTENTS

RECITALS	1
1 – LICENSE	2
1.1 – Grant	2
A – The Blink API License	2
B – The Licensed Patents’ License	3
1.2 – Restrictions and Reservations	3
1.3 – License Fee; No Royalties	4
A – One Time License Fee	4
B – Royalty-Free	4
2 – TERM	5
3 – REPRESENTATIONS AND WARRANTIES; DISCLAIMERS; AND LIMITATIONS	5
3.1 – Representations, Warranties, and Covenants of Licensor	5
3.2 – Representations, Warranties, and Covenants	5
3.3 – Disclaimer of Warranties	6
3.4 – Limitation of Liability	6
4 – LICENSE COVENANTS	7
4.1 – Reports	7
4.2 –Quality Standards and Controls for Use of Marks	7
4.34 – Protection of Intellectual Property Rights	7
5 – INDEMNIFICATION	8
5.1 – Indemnification Obligations	8
5.2 – Procedure	8
5.3 – Survival	8
6 –CONFIDENTIAL INFORMATION	8
7 – TERMINATION	9
7.1 – Termination by Licensor	9
7.2 – Effect of Termination	9
8 – RESOLUTION OF DISPUTES	9
9 – MISCELLANEOUS	9
9.1 – Entire Agreement	9
9.2 – Assignment	10
9.3 – Severability	10
9.4 – Waiver	10
9.5 – Relationship of the Parties	10
9.6 – Governing Law	10
9.7 – Notices	10
9.8 – Counterparts	11

EXHIBIT A – THE LICENSED PATENTS

RECITALS

A.	The Parties are parties to:

(i)          A Collaboration and Strategic Supplier Relationship Framework Agreement (the “Framework Agreement”), and

(ii)         A Collaboration and Strategic Supplier Relationship for NAM Agreement (the “NAM Agreement” and, together with the Framework Agreement, the “Collaboration Agreements”),

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each dated January 10, 2011. Concurrently herewith, the Parties are entering into an amended and restated Framework Agreement that amends and restates both the Framework Agreement and the NAM Agreement into one document, dated concurrently with the date hereof (the “Restated Collaboration Agreement”).

B.          The “Blink Functionality” is the networking functionality of Licensor associated with electric vehicle charging systems (“EV Charging Systems”) including consumer-oriented networking functionality, and service and maintenance monitoring functionality, which is embodied in Licensor’s associated intellectual property. The Blink Functionality can be modified or changed, from time to time, by Licensor, in its absolute sole discretion

C.          As part of the Blink Functionality, Licensor has developed a proprietary application programming interface and platform that enables software programs (subject to hardware limitations and such other requirements and specifications set forth therein) to provide some or all of the Blink Functionality (the “Blink API”), which may facilitate information sharing, demand response, charging reservations, home energy management, memberships, payments, load management, mapping, and media communications.

D.          Licensor also owns or has rights to use certain (and in the future may own or acquire rights to use additional) registered and unregistered trademarks, service marks, logos and other such marks that Licensor has associated with, may elect to associate with or intends to associate with the Blink Functionality and the Blink API(collectively, the “Marks”).

E.          Under the Restated Collaboration Agreement, the ABB Group has certain rights to market and sell components (“ABB Components”), assemblies (“ABB Assemblies”), charging units (“ABB Charging Units”), and systems (the “ABB EV Charging Systems”) for ECOtality’s EV Charging Systems. The ABB Components, the ABB Assemblies, the ABB Charging Units, and the ABB EV Charging Systems are each an “ABB Product,” and collectively “ABB Products.”.

F.          In conjunction with the Restated Collaboration Agreement, Licensee has requested a license to the Blink API for Licensee, its Affiliates, and the Sublicensees (as this term is defined below in Section 1.1(a) (LICENSE, Grant, The Blink API License), (with the ABB Group, and the Sublicensees’ collectively, the “Licensee Group”) to use in connection with ABB Products so that such ABB Products can be activated by their hosts or end users to utilize the Blink Functionality, and Licensor is willing to grant the requested license under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	License

1.1	Grant.

(a)	The Blink API License

Licensor hereby grants to Licensee and all other members of the ABB Group, a non-exclusive, non-transferable (except as permitted by this Agreement) right and license (the “Blink API License”), during the Term (as defined below) and subject to the restrictions and reservations set forth in Section 1.2 (LICENSE; Restrictions and Reservations) below, as follows:

(i)          At the sole discretion of the ABB Group, to use the Blink API to develop software applications to be incorporated into the ABB Products, to be marketed and sold in NAM, so that hosts and users of such ABB Products have the ability to activate the Blink Functionality (with such ABB Products enabled with the Blink API software referred to herein as the “Covered Products”);

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(ii)         To use the Marks in connection with the marketing and sale of the Covered Products, to the extent that the Licensee Group markets and sells the Covered Products; and

(iii)        With the prior written approval of Licensor, for any member of the ABB Group to grant sublicenses with respect to the rights granted under (i) and (ii) above to third parties in NAM for the purpose of furthering the sale of the Covered Products, which approval shall not be unreasonably withheld (any third party so approved as a sublicensee being referred to herein as a “Sublicensee”).

(b)	The Licensed Patents’ License

Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee and all other members of the ABB Group a limited, worldwide, non-exclusive license (without the right to sublicense, and without the right to assign), to the “Licensed Patents,” delineated in Exhibit A (THE LICENSED PATENTS) attached hereto, to practice, make and use the inventions, ideas and information embodied therein for any of the ABB Products solely in connection with the businesses of the ABB Group. The Parties’ expressly and specifically agree that the Licensed Patents granted herein are personal to Licensee and all other members of the ABB Group only, and shall be limited to, shall not be used except as permitted by this Agreement. Notwithstanding anything else to the contrary in this Agreement, the Licensed Patents’ license is limited to the territory or jurisdiction in which such registered patent has been issued, except in the China and Australia markets.

1.2	Restrictions and Reservations

(a)	No member of the Licensee Group shall have any right to modify, adapt, or change:

(1)	The Blink API,

(2)	The Marks, or

(3)	The Licensed Patents

in any way whatsoever, except to incorporate the software based on the Blink API in the Covered Products or, in connection with the Licensed Patents, to otherwise use them as set forth in this Agreement. Except for these permitted uses, the Licensee Group shall not reverse assemble, reverse compile or reverse engineer any portion of the Blink Functionality, including the Blink API, or the Licensed Patents whatsoever.

(b)          The activation of any Blink Functionality in any Covered Product by a host or user of such Covered Products shall be subject to such terms and conditions (“Blink Contracts”) as Licensor, in its sole discretion, may impose generally on hosts or users of these Covered Products. In no event, however, shall the Licensee Group be required to have its customers for the Covered Products subject to a mandatory activation with Licensor of the Blink Functionality, either via a Blink Contract or otherwise. No member of the Licensee Group shall have any independent right to activate (or permit the activation of the Blink Functionality within the Covered Products, and no member of the Licensee Group shall have any right or interest, financial or otherwise, in the relationship between Licensor and any hosts or users of the Covered Products’ Blink Functionality. For the avoidance of doubt, the Blink API License granted hereunder is solely to permit the Licensee Group to enable the hosts and users of the Covered Products to activate and utilize the Blink Functionality (via a Blink Contract), so that such hosts and users may obtain the benefits of the Blink Functionality, including by way of example, but without limitation and/or obligation, demand response, charging reservations, home energy management, and media communications. Control and ownership of, and access to, any and all data, information, and communications generated by the Covered Products, due to the associated host or user’s usage of the Blink Functionality, via the Covered Products, shall be governed entirely by the terms and conditions of the Blink Contracts, and no member of the Licensee Group shall have any rights, under this Agreement, to any of that data, information or communications.

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(d)          The license granted hereunder is non-exclusive. Licensor expressly reserves the unfettered right and discretion to use, and to authorize others to use, any portion of the Blink Functionality, the Blink API, the Licensed Patents and the Marks anywhere and in any way.

(e)          All rights not granted herein are expressly reserved to Licensor. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to, or to use, the Blink API, Blink Functionality or the Licensed Patent, except as expressly set forth herein.

(f)          Neither Licensor nor any of its affiliates is required to file any patent application, or to secure any patent or patent rights, or to maintain any Licensed Patents in force. Payment of maintenance fees and the taking of any other appropriate maintenance action for the Licensed Patents shall be at the sole discretion of, and is the financial responsibility of, Licensor; provided, however, that Licensor agrees that if Licensor elects not to pay maintenance fees and/or take any and all other appropriate maintenance action for the Licensed Patents, Licensor will give Licensee written notice of such decision at least three (3) months prior to the date that appropriate maintenance action must be taken, in which case, if Licensor decides not to maintain such patent application, Licensee will have the option of assuming the ownership of such Licensed Patents and maintaining the application or registration to such Licensed Patents and Licensor shall forthwith execute any necessary documents or instruments for transferring and assigning all right, title and interest that Licensor has in such Licensed Patents to Licensee at Licensee’s cost and expense. If Licensee does not take such maintenance action before the deadline for taking such action, then such Licensed Patents will be permitted to lapse.

1.3	License Fee; No Royalties

(a)	One-Time License Fee.

As full consideration for the rights granted hereunder, Licensee shall pay Licensor, as a one-time, single license fee, the non-refundable sum of FIVE MILLION U.S. DOLLARS ($5,000,000) (the “License Fee”). Payment of the License Fee is required for this Agreement to become effective.

(b)	Royalty-Free.

Other than the payment of the License Fee, Licensee shall not be required to pay any royalties, other fees, or other such payments for the rights granted hereunder. Nothing herein shall be deemed to restrict Licensor’s ability to charge fees or otherwise collect royalties or any other amounts from hosts or users of the Blink Functionality or in connection with the Blink Contracts.

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2.	Term.

The term of this Agreement (the “Term”) shall begin on the first date (the “Effective Date”) that both of the following have occurred:

(A)	The Restated Collaboration Agreement has become effective, and

(B)	Licensee has paid the License Fee.

Following the Effective Date, this Agreement shall continue indefinitely unless earlier terminated as provided in Section 8 (TERMINATION), or by mutual agreement of the Parties. Regardless of any such termination, however, all Covered Products sold by the Licensee Group prior to the termination date shall be permitted to continue to be enabled for activation by the hosts or users of such Covered Products for access to or use of the Blink Functionality as contemplated in this Agreement, in perpetuity, subject to the terms of the Blink Contracts with respect to such access or use.

3.	Representations and Warranties; Disclaimers; and Limitations.

3.1	Representations, Warranties, and Covenants of Licensor.

Licensor represents, warrants and covenants to Licensee that:

(a)          Licensor owns all right title and interest in the Blink API, the Licensed Patents, and the Marks;

(b)          Licensor has the full right, power, and authority to enter into this Agreement and grant the rights contained herein;

(c)          The execution, delivery, and performance of this Agreement by Licensor has been duly and properly authorized by all necessary entity actions on the part of Licensor;

(d)          This Agreement constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms;

(e)          Neither the execution, delivery nor performance of this Agreement by Licensor shall conflict with any license or other rights granted by Licensor to any other party;

(f)          The person signing this Agreement on behalf of Licensor has been authorized to execute this Agreement for and on behalf of Licensor and has full authority to so bind Licensor; and

(g)          Licensor shall comply with all applicable laws in connection with this Agreement.

3.2	Representations, Warranties, and Covenants of Licensee.

Licensee represents, warrants and covenants to Licensor that:

(a)          Licensee has the full right, power, and authority to enter into this Agreement;

(b)          The execution, delivery, and performance of this Agreement by the Licensee has been duly and properly authorized by all necessary entity actions on the part of Licensee;

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(c)          This Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms;

(d)          Neither the execution, delivery nor performance of this Agreement by Licensee shall conflict with any obligation of Licensee under any other agreement to which Licensee is a party;

(e)          Licensee confirms that it does not have any rights, titles or interests in any to Blink Functionality, the Licensed Patents, the Marks or Blink API except the rights, titles and interests specifically provided for under this Agreement;

(f)          The person signing this Agreement on behalf of Licensee has been authorized to execute this Agreement for and on behalf of Licensee and has full authority to so bind Licensee; and

(g)          Licensee shall ensure that all other members of the Licensee Group shall comply with the terms of this Agreement and all applicable laws in connection with the exercise of the rights granted under this Agreement, including with respect to the manufacture, marketing, and sale of Covered Products.

3.3	Disclaimer of Warranties.

(i)          LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE BLINK API, THE LICENSED PATENTS, AND THE BLINK FUNCTIONALITY, OR ANY USE THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

(ii)         Although Licensor offers no warranty with regard to the non-infringement of the Blink API, the Licensed Patents, and the Blink Functionality, Licensor shall indemnify, defend and hold harmless the Licensee Group and their respective directors, officers, agents, employees, members, shareholders, and insurers from any and all direct losses, claims, damages, costs and expenses (including reasonable attorney’s fees), causes of action, suits, damages or demands whatsoever, by any third party, arising out of the infringement of such third party’s intellectual property rights by the Blink Functionality, the Blink API, the Licensed Patents, and the Marks, with the total amount of all such indemnification available to the Licensee Group capped at an amount equal to the License Fee.

(iii)        Licensor shall in no event be responsible for indirect, consequential, incidental, or special losses of any kind resulting from the rights granted under this Agreement, including, without limitation, any liability for business expenses, lost profits or other damages caused to the Licensee Group or the hosts or end users of Covered Products.

3.4	Limitation of Liability.

Unless Licensor expressly accepts such terms and conditions in writing, no license or sale of Covered Products by any member of the Licensee Group shall cause Licensor to be liable for any indirect, incidental, special or consequential damages associated with the incorporation into the Covered Products of the Blink Functionality, or the ABB Group’s use of the Licensed Patents.

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4.	Licensee Covenants.

Licensee covenants to Licensor (for the benefit of Licensor and its Affiliates, and not for the benefit of any other third party unrelated to Licensor) as follows:

4.1	Reports.

Upon Licensor’s request, but no more than once per calendar quarter, Licensee shall provide a report detailing the license and sale of the Covered Products by the Licensee Group for the immediately past calendar quarter, with the quantity of units sold, and the names and contacts of the parties to whom the Covered Products were sold or licensed.

4.2	Quality Standards and Controls for Use of Marks.

The Licensee Group shall use the Marks only with Covered Products. The Licensee Group shall cooperate with Licensor in maintaining Licensor’s control of the nature and quality of the use of the Marks, to permit reasonable inspection of the Licensee Group’s operations and records in connection with Licensee Group’s use of the Marks, and to supply Licensor with specimens of all uses of the Marks upon request (including, without limitation, specimens of all packaging, labeling, advertising and marketing materials which use the Marks). If Licensor determines, in its discretion, that the nature and quality of a Covered Product is such that one or more of the Marks should not be associated with that Covered Product, then, upon notice from Licensor, any such member of the Licensee Group shall immediately discontinue (or shall not commence) any use of the identified Mark or Marks with that Covered Product unless and until a different determination is made by Licensor.

4.3	Protection of Intellectual Property Rights.

(a)          In using any of the Blink Functionality or Blink API and/or any of the Marks in connection with the promotion and sale of Covered Products, the Licensee Group shall fully comply with the marking provisions of the applicable trademark, patent, copyright and other intellectual property laws of all applicable jurisdictions and shall include on the Covered Products, and/or their related packaging materials, all appropriate legal notices required by law.

(b)          The Licensee Group shall not do anything, or permit anything to be done, in the use of any of the Blink Functionality, Blink API, the Licensed Patents, and/or any of the Marks, which would or could jeopardize the validity of their protection under applicable intellectual property laws.

(c)          If any member of the Licensee Group becomes aware of any infringement of any of Licensor’s intellectual property rights to any of the Blink Functionality, Blink API, the Licensed Patents or any of the Marks, it shall promptly notify Licensor of such infringement, providing Licensor with all information known to the Licensee Group regarding the infringement, and provide Licensor with all reasonable assistance requested by Licensor with respect to any action Licensor may bring regarding such infringement, with any such member of the Licensee Group reimbursed for all reasonable and documented expenses of such.

(d)          If Licensor becomes aware of any infringement of any of intellectual property rights of the Licensee Group to any portion of the Covered Products, it shall promptly notify Licensee of such infringement, providing Licensee with all information known to the Licensor and its Affiliates regarding the infringement, and provide Licensee with all reasonable assistance requested by the Licensee Group with respect to any action the Licensee Group may bring regarding such infringement, with Licensor and its Affiliates reimbursed for all reasonable and documented expenses of such.

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5.	Indemnification.

5.1	Indemnification Obligations.

Unless expressly stated otherwise in this Agreement, each Party agrees to indemnify, defend and hold harmless the other Party and its Affiliates, parent companies and subsidiaries, and their respective directors, officers, agents, employees, insurers, advisors, members and shareholders from any and all losses, claims, damages, costs and expenses (including reasonable attorney’s fees), causes of action, suits, damages or demands whatsoever by any third party arising out of the promotion, sale or use of Covered Products (collectively, “Claims”), which Claims are based on an alleged or actual breach of any of its obligations under this Agreement.

5.2	Procedure.

If any claim or action shall be brought against either Party in respect to which indemnity may be sought from the other Party pursuant to the provisions of this Section 5 (INDEMNIFICATION), the indemnified Party shall promptly notify the indemnifying Party in writing, specifying the nature of the claim or action and the total monetary amount sought or other such relief as is sought therein. The indemnified Party shall cooperate with the indemnifying Party in all reasonable respects in connection with the defense of any such claim or action. The indemnifying Party may, upon written notice thereof to the indemnified Party, undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof and, if it so undertakes, also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel and payment of all expenses; provided that, the indemnifying Party shall keep the indemnified Party informed in a timely manner, and, without the indemnified Party’s prior approval (which shall not be unreasonably withheld), the indemnifying Party shall not enter into, or undertake or agree to enter into, any settlement other than a settlement that provides for a full release of all claims against the indemnified Party and requires no admission, undertaking or payment from the indemnified Party. The indemnified Party shall have the right to employ separate counsel and participate in the defense thereof solely at its expense. The indemnifying Party shall reimburse the indemnified Party on demand for any documented payments made or loss suffered by the indemnified Party based upon the final and non-appealable judgment of any court of competent jurisdiction or pursuant to a bona fide and final compromise or settlement of claims, demands or actions, with respect to any damages to which the foregoing relates.

5.3	Survival.

The indemnification provisions of this Section shall survive the termination of this Agreement.

6.	Confidential Information.

During the Term, the Parties shall exchange certain information relating to their respective business and operations that each Party considers its proprietary and confidential information (“Confidential Information”). Each Party shall protect the other Party’s Confidential Information in a manner equivalent to that by which it protects its own Confidential Information, and shall not, without the prior express written consent of the other party or as may be required by law, regulation or judicial order, disclose, reveal, or use any such Confidential Information except as permitted by this Agreement, or unless such Confidential Information is public information through no fault of this Party, was developed independently by this Party, or was received from a third party and this Party had no reasonable basis for knowing such was Confidential Information of the other Party. The provisions of this Section 6 (CONFIDENTIALITY) shall survive termination of this Agreement.

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7.	Termination.

7.1	Termination by Licensor.

Licensor shall have the right to terminate this Agreement and the license rights of Licensee granted hereunder upon:

(a) Licensee’s material breach of this Agreement, or

(b) Licensee’s failure to perform any material obligation under this Agreement,

unless Licensee formulates and implements a remedial plan acceptable to Licensor (whose approval shall not be unreasonably withheld, based upon standards of commercial reasonableness and timeliness) within thirty (30) days after Licensor’s notification of such to Licensee.

7.2	Effect of Termination.

Upon the termination of this Agreement, all rights granted under this Agreement to Licensee shall terminate and immediately revert to Licensor, and Licensee shall immediately discontinue all further use of any and all of the Blink API, Licensed Patents and the Marks, except as permitted above in Section 2(b) (TERM).

8.	Resolution of Disputes

In the event of any dispute under this Agreement, the Parties shall first attempt to resolve their dispute by good faith negotiation, and if they do not reach such solution within a period of 30 days, then the Parties shall submit the dispute for mediation to such mediator as the Parties may agree upon, failing which a mediator shall be appointed by the Judicial Arbitration and Mediation Services (“JAMS”). The mediation shall be held under the rules of JAMS and shall be conducted in San Francisco, California. If JAMS is no longer in existence, the American Arbitration Association and its rules and procedures shall be substituted for JAMS and its rules and procedures for all purposes under this Section 8 (RESOLUTION OF DISPUTES). The Parties shall participate in the mediation process in good faith, and shall have a representative in attendance throughout the mediation with authority to settle the dispute. Statements made during the mediation process shall be considered to be made in the context of settlement discussions, and shall not be admissible in any subsequent judicial proceeding. The mutually agreed result of any such mediation shall be legally binding upon the Parties and enforceable by judicial proceedings. Subject to the foregoing, the Parties reserve any and all rights they may have to subsequently resort to such other judicial venues as shall be available to them in resolving disputes.

9.	Miscellaneous

9.1	Entire Agreement.

This Agreement constitutes the entire understanding of the Parties relating to the license granted herein, revokes and supersedes all prior agreements between the Parties relating to such license, and is intended as a final expression of their agreement relating to the license. This Agreement may not be modified or amended except in a writing signed by both Parties and specifically referring to this Agreement.

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9.2	Assignment.

Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder, without the prior consent of the other Party. Further, Licensee may not grant to any third party any sublicense with respect to any of the license rights under this Agreement, except as permitted by this Agreement, or with the approval of Licensor.

9.3	Severability.

If any term, clause, or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

9.4	Waiver.

No failure of either Party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other Party with any obligation or condition hereunder, and no custom or practice of the Parties at variance with the terms of this Agreement, shall constitute a waiver of such Party’s right to demand exact compliance with any of the terms herein. Waiver by a Party of any particular default by the other Party shall not affect or impair the non-defaulting Party’s rights with respect to such default or any subsequent default of the same, similar or a different nature.

9.5	Relationship of the Parties.

Nothing in this Agreement shall be deemed or construed by the Parties or by any third party as creating a partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of licensor and licensee.

9.5	Governing Law.

This Agreement and the license granted hereby shall be governed by and in accordance with the laws of the State of New York, without regard to conflict of laws principles, except where the federal laws of the United States are applicable and have precedence.

9.6	Notices.

Notices or other communications required to be given by either Party pursuant to this Agreement shall be written in English and may be delivered personally, or sent by registered airmail (postage prepaid) or by a recognized courier service, or sent by facsimile transmission, in each case to the address or facsimile number of the recipient set forth on the signature page hereof, or such other address or facsimile number as may be designated by a Party by written notice to the other Party given in accordance with the terms hereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)          Notices given by personal delivery shall be deemed effectively given on the date of personal delivery (as indicated by certification of the delivery personnel);

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(b)          Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark);

(c)          Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill); and

(d)          Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission; provided that the notice is also sent to the recipient by registered airmail (postage prepaid) on the same day that the notice is sent by facsimile.

9.7	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Licensee and Licensor have executed this Agreement as of the date first written above.

LICENSOR:		LICENSEE:

ECOTALITY, INC.,		ABB INC.,
a Nevada corporation		a Delaware corporation

By:	/s/ Jonathan Read	By:	/s/ David Onuscheck
Name:	Jonathan Read	Name:	David Onuscheck
Title:	President and CEO	Title:	Senior VP, GC and Secretary

		By:	/s/ Greg Scheu
		Name:	Greg Scheu
		Title:	Region Divisional Manager, Discrete Automation and Motion, North America

Notice Address:		Notice Address:

Post Montgomery Center		12040 Regency Parkway
One Montgomery Street – Suite 2525		Cary, NC 27518
San Francisco, CA 94104		U.S.A.

Attention: General Counsel